Execution Version

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A. Chargor WILMINGTON TRUST (LONDON) LIMITED Collateral Agent

SPECIFIC SECURITY DEED

RUSSELL MCVEAGH

CONTENTS

INTERPRETATION	2

2.	SECURITY 6

3.	SHAREHOLDER RIGHTS AND OBLIGATIONS 7

4.	UNDERTAKINGS 8

5.	REPRESENTATIONS AND WARRANTIES 9

6.	ENFORCEMENT EVENTS 9

7.	COLLATERAL AGENT MAY REMEDY BREACH 10

8.	ENFORCEMENT BY COLLATERAL AGENT 10

9.	APPOINTMENT OF RECEIVER 10

10.	APPLICATION OF PROCEEDS 11

11.	PROTECTION OF PERSONS DEALING WITH COLLATERAL AGENT OR RECEIVER 11

12.	PROTECTION OF COLLATERAL AGENT AND OTHER PERSONS 12

13.	ATTORNEY 12

14.	DELEGATION 14

15.	ASSIGNMENT 14

16.	NOTICES 14

17.	RELEASE AND REINSTATEMENT 14

18.	PPSA RIGHTS 15

19.	INDEMNITY 16

20.	MISCELLANEOUS 16

21.	GOVERNING LAW AND JURISDICTION 17

22.	COUNTERPARTS 17

SIGNED AND DELIVERED AS A DEED	18

DEED dated 16    June 2015

PARTIES
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg and having its registered office at 6C, rue Gabriel Lippmann, Munsbach L-5365 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B173603 ("Chargor")

WILMINGTON TRUST (LONDON) LIMITED, 6 Broad Street Place, London EC2M 7JH United Kingdom as Collateral Agent (as defined below) ("Collateral Agent")
INTERPRETATION

1.1
Definitions in First Lien Intercreditor Agreement: Words and expressions defined in the First Lien Intercreditor Agreement and used in this deed shall, unless otherwise defined herein or the context otherwise requires, have the meanings given to them in the First Lien Intercreditor Agreement.

1.2
Successors: Any reference to the "Collateral Agent", "Chargor" or the "Secured Parties" shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees or assignees in accordance with their respective interests.

1.3	Definitions: In this deed, unless the context otherwise requires:
"Agreed Security Principles" has the meaning it is given in the Credit Agreement and the Senior Secured Note Indentures and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
"Amendment No. 1 and Joinder Agreement" means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and the Chargor pursuant to which the Collateral Agent is appointed as an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.
"Charged Securities" means all Securities in the Company held by the Chargor from time to time, and a reference to Charged Securities includes any of them.
"Collateral Agent" means Wilmington Trust (London) Limited in its capacity as collateral agent for the Secured Parties as appointed under the Amendment No. 1 and Joinder Agreement, and includes its successors, permitted transferees and permitted assigns in such capacity.
"Companies Act" means the Companies Act 1993.
"Company" means Beverage Packaging Holdings (New Zealand) Limited and its successors and assigns.
"Credit Agreement" means the third amended and restated credit agreement dated 28 September 2012 between (among others) Reynolds Group Holdings Inc., Pactiv LLC, Reynolds Consumer Products Holdings LLC, Closure Systems International Holdings Inc., Closure Systems International B.V., Evergreen Packaging Inc., Reynolds Consumer Products LLC, Beverage Packaging Holdings (Luxembourg) III S.à r.l., the other Guarantors, the Lenders listed therein and Credit Suisse, as Administrative Agent as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent.
"Distribution" has the meaning given to it in section 2 of the Companies Act (and on the basis that references in that definition to "company" shall be deemed to include a body corporate incorporated or formed outside New Zealand).
"Enforcement Event" means any "Event of Default" under, and as defined in, the First Lien Intercreditor Agreement.
"Existing Intercreditor Agreements" means each of the following:

(a)
the agreement entitled "Intercreditor Agreement" dated 15 November 2013 made between (among others) Reynolds Group Holdings Limited as parent, Beverage Packaging Holdings (Luxembourg) I S.A. as the company, the Company, Credit Suisse AG as administrative agent and applicable representative and The Bank of New York Mellon ("2013 ICA"); and

(b)
means the Intercreditor Agreement dated 11 May 2007, as amended or amended and restated on 21 June 2007, 29 June 2007, 5 November 2009 and 5 November 2010, among Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) I S.A. (formerly known as Rank Holdings I S.A), the senior lenders party thereto, the senior issuing banks party thereto, the subordinated bridging lenders party thereto and Credit Suisse, as security agent, subordinated bridging agent and security trustee.

"First Lien Intercreditor Agreement" means the First Lien Intercreditor Agreement dated 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, Credit Suisse, as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No. 1 and Joinder Agreement).
"Intercreditor Arrangements" means the First Lien Intercreditor Agreement, the Existing Intercreditor Agreements and any other document that is designated by the Loan Parties' Agent and the Collateral Agent as an intercreditor agreement, in each case, as amended, novated, supplemented, restated, replaced or modified from time to time.
"Issuers" means the "Issuers" under, and as defined in, the Senior Secured Note Indentures, including their successors in interest.
"Lien" has the meaning it is given in the First Lien Intercreditor Agreement.
"Loan Documents" means the "Credit Documents" under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties' Agent and the Collateral Agent as a Loan Document.
"Loan Parties" means the "Grantors" under, and as defined in, the First Lien Intercreditor Agreement.
"Loan Parties' Agent" means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
"PPSA" means the Personal Property Securities Act 1999.
"Principal Finance Documents" means the Credit Agreement, the Senior Secured Note Indentures, the Intercreditor Arrangements and any Additional Agreement.
"Receiver" means a receiver, or receiver and manager, appointed by the Collateral Agent under this deed.
"Rights" means:

(a)	Distributions;

(b)	bonus shares, debentures or other securities;

(c)	options or rights to take up shares, debentures, options or other securities; and

(d)	other rights, money or securities of any nature,
attributable to, or arising from, any Charged Securities.
"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
"Secured Parties" means the "Secured Parties" under, and as defined in, the First Lien Intercreditor Agreement.
"Secured Property" has the meaning given to that term in clause 2.1, and a reference to Secured Property includes any of it.
"Securities" means shares, stock units or membership interests in the capital of a person including all shares, debentures, options and other securities arising under an entitlement to, or exercise of, any Right.
"Senior Secured Note Indenture" has the meaning given in the 2013 ICA.
"Transfer" means, with respect to the Charged Securities or Rights, a transfer thereof duly signed by the Chargor or, in the case of any Charged Securities or Rights legally held by some other person but beneficially owned by the Chargor, duly signed by that other person, with the name of the transferee, date and consideration left blank, but otherwise, if appropriate, in proper form for registration by the Company.

1.4	References: Except to the extent that the context otherwise requires, any reference in this deed to:
"disposal" includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender, licence, reservation, waiver, compromise, release, dealing or parting with possession, or the granting of any option, security, right or interest whatever, or any agreement for any of the same, and "dispose" means to make a disposal, and "acquisition" and "acquire" shall be construed accordingly.
a "government agency" includes any government or any governmental, semi-governmental or judicial entity or authority.
a "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure.
a "person" includes an individual, firm, company, corporation, unincorporated body of persons, organisation or trust, and any government agency, in each case whether or not having separate legal personality.
a "share" includes a share in any company, whether incorporated in New Zealand or elsewhere.
"written" and "in writing" include all means of reproducing words in a tangible and permanently visible form.

1.5
PPSA references: The expressions "account receivable" "financing statement", "financing change statement", "security interest" and "verification statement" have the respective meanings given to them under, or in the context of, the PPSA.

1.6	Miscellaneous:

(a)	Headings are inserted for convenience only and do not affect interpretation of this deed.

(b)	Unless the context otherwise requires, the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

(c)
A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, re-enactment of, or replacement of, that legislation.

(d)	Except where inconsistent with the context, the expression "at any time" also means from time to time.

(e)	A reference to any document includes reference to that document as amended, extended, restructured, renewed, restated, refunded, modified, novated, supplemented, varied or replaced from time to time.

(f)	Reference to a party to any Loan Document or any other document includes its successors and permitted assigns.

(g)	Unless otherwise stated, reference to a clause, section or schedule is a reference to a clause or section of, or schedule to, this deed.

1.7	Capacity: The Collateral Agent enters into this deed in its capacity as collateral agent for the Secured Parties.

1.8
Instructions: For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this deed are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

2.	SECURITY

2.1
Charging clause: As security for the payment or delivery, performance and observation of the Secured Liabilities, the Chargor grants to the Collateral Agent a security interest in its right, title and interest in:

(a)	the Charged Securities;

(b)	the Rights attributable to, or arising from, any Charged Securities;

(c)	all proceeds of any Charged Securities or Rights; and

(d)	all documents of title relating to any Charged Securities or Rights, and all the Chargor's present and future rights in relation to those Charged Securities, Rights, proceeds and documents of title ("Secured Property"). So far as it concerns each security interest over or in respect of any present or future account receivable and present and future rights in relation to any account receivable, the security interest granted shall take effect as a transfer (as "transfer" is used in the context of and for the purposes of the PPSA).

2.2	Notice to Company: The Collateral Agent may at any time and shall if so instructed by the Applicable Representative give notice to the Company of the Lien created by this deed.

2.3
Collateral Agent may register: If an Enforcement Event has occurred and is continuing, the Collateral Agent may and shall if so instructed by the Applicable Representative and without prejudice to any of its other rights, powers or remedies, cause itself or a nominee (provided such nominee is appointed with reasonable care and diligence) to be registered as the holder of the Charged Securities, or as the person entitled to any Rights, in order to hold those Charged Securities or Rights as mortgagee in terms of this deed, and for that purpose may complete and present any Transfer to the Company for registration.

2.4
Continuing security: This deed is a continuing security and shall operate irrespective of any intervening payment, settlement of account or other matter or thing whatever, until a final release has been signed by the Collateral Agent and delivered to the Chargor in accordance with clause 17.

2.5	Other securities:

(h)	This deed is collateral to each other Lien (whenever executed or given) which is at any time held by a Secured Party in respect of the Secured Liabilities.

(i)	The Collateral Agent or any other Secured Party may exercise any of its rights, powers and remedies under this deed or any such other Lien separately or concurrently.

(j)	Nothing in this deed shall discharge, abate or prejudice any other Lien at any time held by any person.

2.6
Further assurance: Subject to the Agreed Security Principles, the Chargor shall deliver to the Collateral Agent any transfer, assignment, instrument, or other deed or document, and shall do any other thing which the Collateral Agent requires (acting on the reasonable instructions of the Applicable Representative) to enable it to:

(a)	ensure the Secured Property is subject to an effective security; or

(b)	perfect the Chargor's title to the Secured Property; or

(c)	perfect the security interest intended to be created by this deed including, without limitation, in accordance with the provisions of the PPSA; or

(d)	more satisfactorily secure to the Collateral Agent the Secured Liabilities, including the granting of fixed or specific security; or

(e)	if an Enforcement Event has occurred and is continuing, transfer to, or vest in, the Collateral Agent (or any purchaser from the Collateral Agent), the Secured Property; or

(f)	if an Enforcement Event has occurred and is continuing, facilitate the realisation of any of the Secured Property; or

(g)	exercise all or any of the rights, powers and remedies conferred on the Collateral Agent by this deed or by law; or

(h)	secure to the Collateral Agent the full benefit of the provisions of this deed, subject always to clause 2.3.

2.7
Completion of documents: Subject to clause 2.3, if an Enforcement Event has occurred and is continuing, the Collateral Agent may and shall if so instructed by the Applicable Representative fill in any blanks in any Transfer and may complete in favour of the Collateral Agent, or any person purchasing under the powers given by this deed or by law, any Transfer or any other document signed by or on behalf of the Chargor.

2.8
Capacity: Notwithstanding any other reference or implication in this deed to the contrary each of the Chargor and the Collateral Agent agrees that the Collateral Agent will at no point be deemed (or be) the owner of any Secured Property in any capacity and that any and all Secured Property is merely pledged, charged, granted or otherwise transferred to the Collateral Agent in its capacity as such and that no rights, discretions, authorities or powers conferred on the Collateral Agent will be used by the Collateral Agent (upon instruction of the Applicable Representative or otherwise) to transfer ownership of any asset to itself as an institution.

3.	SHAREHOLDER RIGHTS AND OBLIGATIONS

3.1	Liability for calls etc: If any call or other amount (a "call") becomes payable in respect of any Charged Securities:

(c)
while the Chargor is the holder of those shares, the Chargor shall pay that call or other amount to the Company on or before the due date for payment and promptly confirm to the Collateral Agent that such payment has been made; and

(d)
while the Collateral Agent or its nominee is the holder of those shares, the Chargor shall, upon demand by the Collateral Agent, pay an amount equal to that call to the Collateral Agent or, if so agreed with, or required by, the Collateral Agent, to the Company and, if paid to the Collateral Agent, the Collateral Agent shall pay the call to the Company.

No person other than the Chargor shall be liable for payment of any call and neither the Collateral Agent nor any nominee of the Collateral Agent shall be under any obligation to pay any call unless it has been prefunded to its satisfaction by the Chargor in respect of such payment and any costs occasioned thereby.

3.2
Voting rights: Unless an Enforcement Event has occurred and is continuing, the Chargor shall be entitled to exercise all voting rights in respect of the Charged Securities provided that the Chargor shall not at any time exercise, or refrain from exercising, such rights in a manner which would affect adversely the validity and enforceability of the security created by this deed.

3.3
Distributions before enforcement: Unless an Enforcement Event has occurred and is continuing, the Chargor shall be entitled to receive and retain all Distributions in respect of the Charged Securities that the Company is permitted to make under the Principal Finance Documents.

3.4
Distributions after enforcement: If an Enforcement Event has occurred and is continuing, all Distributions received by the Collateral Agent in respect of the Charged Securities shall be applied by the Collateral Agent in or towards payment of the Secured Liabilities in accordance with clause 10, and if any such Distribution is received by the Chargor, the Chargor shall promptly pay or transfer it to the Collateral Agent.

3.5	Exercise of Rights:

(i)
If any Rights to acquire shares, debentures, options or other securities (an "entitlement") become exercisable at any time while the Chargor is the holder of any Charged Securities, it shall promptly provide full details of that entitlement to the Collateral Agent and advise the Collateral Agent whether or not it intends to exercise all or any part of that entitlement.

(j)
If the Collateral Agent considers (acting on the reasonable instructions of the Applicable Representative) it is necessary, in order to avoid any prejudice to the Lien created by this deed or to the interests of the Secured Parties hereunder, that all or any part of any entitlement be taken up, the Collateral Agent may require the Chargor to exercise, or, if the Collateral Agent or its nominee is the holder of the relevant Charged Securities, may itself exercise, at the Chargor's expense, that entitlement, or the relevant part thereof, as the case may be, provided that the Collateral Agent shall not be obliged to require the Chargor to exercise, or be obliged itself to exercise, such entitlement unless and until the Collateral Agent has been indemnified and/or secured and/or prefunded to its satisfaction.

(k)
If the Chargor wishes any entitlement to be exercised, the Chargor shall pay to the Company or the Collateral Agent, as the case may require, such amount, and shall do all such other things, as are necessary to exercise that entitlement or part thereof, as the context requires, and if payment is made to the Company the Chargor shall promptly confirm to the Collateral Agent that such payment has been made.

4.	UNDERTAKINGS

4.1	Positive undertakings: The Chargor shall:

(a)
Notices: promptly upon receipt, deliver to the Collateral Agent a copy of any notice of meeting or other notice sent to shareholder(s) of the Company, and a copy of any resolution passed by the shareholders of the Company, if, in each case, such a notice or resolution would materially and adversely affect the interests of the Secured Parties hereunder;

(b)	Documents of title and transfer: promptly deposit with the Collateral Agent:

(i)
all certificates or documents of title (if any) to the Charged Securities and any Rights or, if required by the Collateral Agent, other relevant documents if such Charged Securities are uncertificated;

(ii)
if required by the Collateral Agent, a Transfer (or such number of separate Transfers as the Collateral Agent may, acting on the reasonable instructions of the Applicable Representative, require) in respect of the Charged Securities and any Rights attributable to, or arising from, any Charged Securities; and

(iii)	any certificates or documents of title issued by the Company in substitution for, or replacement of, any of the certificates or documents of title referred to in clause 4.1(b)(i); and

(c)
Registration of Transfers: if an Enforcement Event has occurred and is continuing, upon presentation to the Company for registration of a Transfer in accordance with the provisions of this deed, take all steps available to the Chargor to procure registration of that Transfer by the Company.

4.2	Negative covenants:

(a)
Except to the extent permitted by the Principal Finance Documents, the Chargor shall not exercise rights to redeem or accept an offer to buy back any Charged Securities without the Collateral Agent's consent.

(b)	The Chargor shall not change its name without first notifying the Collateral Agent of the new name not less than 7 business days before the change takes effect.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties: The Chargor represents and warrants that:

(c)	Charged Securities paid up: the Charged Securities are fully paid up;

(d)	No certificates: unless certificates are issued for the Charged Securities (in which case clause 4.1(b)(i) shall have been complied with), the Charged Securities are uncertificated;

(e)	No lien: there is no money owing on or in respect of the Charged Securities by it to the Company in respect of which the Company is entitled to a lien on any of the Charged Securities; and

(f)
Charged Securities properly issued: the Charged Securities have been properly and validly issued in accordance with the laws under which the Company was incorporated and the constitutional documents of the Company.

5.2
Repetition: The representations and warranties contained in clause 5.1 shall be deemed to be repeated by the Chargor as true and correct in all material respects on and as of the date of a Credit Event (as defined in the Credit Agreement) with the same effect as though made on and as of such date.

6.	ENFORCEMENT EVENTS

6.1	When security enforceable: The Lien created by this deed shall become enforceable if an Enforcement Event has occurred and is continuing.

7.	COLLATERAL AGENT MAY REMEDY BREACH

7.1
Right to remedy breach: If the Chargor fails to comply with any of its obligations under this deed, the Collateral Agent may and shall if so instructed by the Applicable Representative, after giving 14 days' notice to the Chargor, (without prejudice to the Collateral Agent's other rights, powers and remedies) pay all amounts and do all such other things as it deems necessary or desirable to remedy any such default or otherwise protect the Lien created by this deed, provided that the Collateral Agent is indemnified and/or secured and/or prefunded to its satisfaction.

8.	ENFORCEMENT BY COLLATERAL AGENT

8.1
If an Enforcement Event has occurred and is continuing the Collateral Agent may and shall if so instructed by the Applicable Representative and if indemnified and/or secured and/or prefunded to its satisfaction (in either case without it being necessary to give any prior notice to the Chargor, and without prejudice to any other rights, powers or remedies it may have under this deed or by law):

(a)	declare the Secured Liabilities to be due and payable, whereupon they shall become due and payable;

(b)	take possession of the Secured Property; and

(c)
sell or dispose of the Secured Property in such manner and on such terms as the Collateral Agent thinks fit, with power to buy in, or rescind or vary any contract for sale or re-sell without being responsible for any loss occasioned and to transfer the Secured Property free from adverse interests.

9.	APPOINTMENT OF RECEIVER

9.1	Power to appoint Receiver: The Collateral Agent may and shall if so instructed by the Applicable Representative (whether or not the Collateral Agent has exercised any of its powers under clause 8.1):

(a)	at any time if an Enforcement Event has occurred and is continuing; or

(b)	at the Chargor's request (in which case it shall),
appoint in writing and at the cost of the Chargor any person or persons (whether an officer of the Collateral Agent or the Chargor or not) to be Receiver of all or any of the Secured Property. A Receiver shall be the agent of the Chargor, and the Chargor alone shall be responsible for the acts and defaults of the Receiver. The Collateral Agent may remove any Receiver and may appoint a new Receiver in place of a Receiver who has been removed, retired or died, or in addition to a Receiver already appointed.

9.2
Remuneration of Receiver: The Collateral Agent may fix the remuneration of a Receiver at an amount, or on a basis, agreed with the Receiver or, failing agreement, as determined by the Collateral Agent (in its sole discretion) in each case in accordance with the terms of the Principal Finance Documents. Such remuneration shall be paid to the Receiver by the Chargor, and the Collateral Agent shall not be responsible or liable for any such payment.

9.3
Powers of Receiver: Every Receiver appointed in respect of any Secured Property of the Chargor shall (in addition to the powers which a receiver, or receiver and manager, has at law) have power to do all or any of the following things, in such manner and on such terms and conditions as the Receiver thinks fit:

(a)	take possession of that Secured Property;

(b)	dispose, or agree to the disposal, of any interest in that Secured Property;

(c)	give receipts for money, and do all acts, matters and things which the Receiver thinks proper for realising that Secured Property;

(d)	acquire an interest in any asset to form part of that Secured Property;

(e)
sign in the name and on behalf of the Chargor, and/or affix the common seal (if any) of the Chargor to, all documents which the Receiver considers necessary or expedient in relation to the Receiver's powers in respect of that Secured Property;

(f)	vary, or agree to the variation of, any contract or arrangement in relation to that Secured Property to which the Chargor is a party;

(g)
raise or borrow any money and secure the same with interest by any form of Lien over that Secured Property in priority to, equally with, or subsequent to, any Secured Liabilities of the Chargor, or otherwise;

(h)
generally do, procure or allow such acts and things in respect of that Secured Property as could the Receiver if he or she had absolute ownership of that Secured Property, without being answerable for any consequent loss or damage;

(i)	delegate any of the Receiver's powers to any person or persons for such time as the Collateral Agent approves; and

(j)
do all or any of the things in paragraphs (a) - (i) above alone or in conjunction with any receiver or receiver and manager appointed by the holder or holders of any other Lien over that Secured Property.

10.	APPLICATION OF PROCEEDS

10.1
Application of proceeds: Except to the extent otherwise required by law, all amounts received by the Collateral Agent or a Receiver under this deed shall be applied in accordance with the provisions of the First Lien Intercreditor Agreement.

11.	PROTECTION OF PERSONS DEALING WITH COLLATERAL AGENT OR RECEIVER

11.1	Purchaser or other person: No purchaser or other person dealing with the Collateral Agent or a Receiver, or with any agent or attorney of the Collateral Agent or a Receiver, shall be concerned:

(k)	to enquire:

(i)	whether the Lien created by this deed has become enforceable;

(ii)	whether a Receiver has been properly appointed;

(iii)	whether the powers which the Collateral Agent, Receiver, agent or attorney, as the case may be, is exercising or is purporting to exercise have become exercisable;

(iv)	as to the necessity for, or the expediency of, the stipulations or conditions subject to which any sale, disposal or Lien is made or given; or

(v)	otherwise as to the propriety or regularity of any sale, disposal, Lien, calling in, collection or conversion of any money or assets; or

(l)	to see to the application of any amount paid to the Collateral Agent, Receiver, agent or attorney, as the case may be.

11.2
Damages the only remedy: The remedy of the Chargor in respect of any actionable impropriety or irregularity in the exercise, or purported exercise, of any rights, powers or remedies under this deed by the Collateral Agent, a Receiver or agent or attorney of the Collateral Agent or a Receiver, as the case may be, shall be in damages only. This clause shall not affect the right of the Chargor to take any action to the extent that that action is permitted by the Principal Finance Documents.

12.	PROTECTION OF COLLATERAL AGENT AND OTHER PERSONS

12.1
Proceeds of sale: If the Collateral Agent or a Receiver sells any Secured Property pursuant to this deed or otherwise, each of the Collateral Agent and the Receiver shall be accountable only for any purchase money which it actually receives.

12.2	Entry into possession: If the Collateral Agent or a Receiver enters into possession of any Secured Property:

(a)	neither of them shall be liable to account as mortgagee in possession in respect of that Secured Property or for any loss which a mortgagee in possession might be held liable; and

(b)	the Collateral Agent or a Receiver, as the case may be, may at any time give up possession of any Secured Property.

12.3
No liability: Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s) or a Delegate or a Receiver shall be liable by reason of (a) any action taken or omitted to be taken by it as permitted by this deed or (b) any neglect or default in connection with the Secured Property or (c) the taking of possession or realisation of all or any part of the Secured Property.

12.4
Recovery of costs: Except to the extent provided in the Principal Finance Documents, on enforcement (whether successful or not) of this deed, each of the Collateral Agent and the Receiver shall be entitled to deduct from the proceeds of the Secured Property its costs, charges and expenses incurred in connection with such enforcement.

13.	ATTORNEY

13.1
Appointment: The Chargor irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(c)
carrying out any obligation imposed on the Chargor by this deed or any other agreement or by law binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Secured Property); and

(d)	enabling the Collateral Agent to:

(i)	receive any Distributions paid or made in respect of the Charged Securities;

(ii)	sign any Transfer, and to transfer, any Secured Property to any person either on a sale thereof or to hold the same for the Collateral Agent or otherwise;

(iii)	appoint any person nominated by the Collateral Agent as the proxy or other representative of the Chargor to vote at any meeting of the Company;

(iv)	attend and vote at any meeting of the Company;

(v)
sign any written resolution of shareholder(s) of the Company permitted under the laws of the Company's jurisdiction of incorporation and the Company's constitutional documents in such manner and for such purpose as the Collateral Agent may from time to time determine; and

(vi)	exercise any other rights, powers or remedies which the Chargor may have as the holder, owner or beneficiary of any Secured Property; and

(e)	enabling the Collateral Agent or any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this deed or by law,

provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this clause 13 if:

(a)	an Enforcement Event has occurred and is continuing; and/or

(b)
the Collateral Agent has received notice from the Applicable Representative, the Loan Parties' Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 business days of being notified of that failure (with a copy of that notice being sent to the Loan Parties' Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this clause 13 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

13.2
Authority to Company: The production of this deed by the Collateral Agent shall be sufficient authority for the Company to recognise the Collateral Agent, or any attorney, as entitled to exercise all of the powers referred to in clause 13.1, and, as between the Collateral Agent or any attorney on the one hand, and the Company on the other hand, the Company shall not be bound or entitled to enquire if any Enforcement Event has occurred and is continuing or if any of the powers referred to in clause 13.1 have become exercisable.

13.3	Delegation and conflict: Each attorney may:

(a)	delegate its powers (including this power of delegation) to any person for any period, and revoke a delegation; or

(b)
exercise or concur in exercising the attorney's powers even if the attorney has a conflict of duty in doing so, or has a direct or personal interest in the means or result of that exercise of such powers.

13.4	Ratification: The Chargor hereby ratifies anything done by the attorney or a delegate of the attorney in accordance with this clause 13.

14.	DELEGATION

14.1
Subject to section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by New Zealand law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

15.	ASSIGNMENT

15.1	Deed binding: This deed is binding on, and is for the benefit of, the parties and their respective successors, permitted assigns and transferees.

15.2	Chargor may not assign: Unless otherwise permitted under the Principal Finance Documents, the Chargor may not assign or transfer any of its rights or obligations under this deed.

15.3
Collateral Agent may assign and transfer: The Collateral Agent may assign and/or transfer all or part of its rights or obligations under this deed to any replacement collateral agent appointed in accordance with the provisions of the First Lien Intercreditor Agreement.

16.	NOTICES

16.1	Writing: Each notice or other communication to be given or made by a party under this deed shall be given or made in accordance with the First Lien Intercreditor Agreement.

17.	RELEASE AND REINSTATEMENT

17.1	Release of Lien and Chargor: The Secured Property shall be released, reassigned and/or cancelled (as applicable) from the Lien under this deed and the Chargor shall be released from this deed:

(a)
by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(b)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Chargor ceasing to be a Loan Party; or

(c)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under New Zealand law).

17.2
Release of Secured Property: If the Chargor disposes of any Secured Property and that disposal is permitted by the Principal Finance Documents, the relevant Secured Property shall, unless an Enforcement Event has occurred and is continuing, be automatically released, reassigned, retransferred and/or cancelled (as applicable) from the Lien granted under this deed with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Chargor) shall do all such acts which are reasonably requested by the Chargor in order to release, reassign, retransfer and/or cancel (as applicable) the relevant Secured Property from the Lien under this deed. Any or all of the Secured Property shall also be released, reassigned, retransferred and/or cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.

17.3
Reinstatement: If any payment received or recovered by any Secured Party, a Receiver, or any other person on behalf of any of them is or may be avoided by law or required to be repaid to a liquidator or similar official:

(a)
such payment shall be deemed not to have affected or discharged the liability of the Chargor under this deed or any other Lien given by the Chargor in favour of the Collateral Agent or, as the case may be, the relevant Secured Party and, the Collateral Agent, each Secured Party and the Chargor shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and

(b)	the Collateral Agent and each other Secured Party shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered, notwithstanding that the Collateral Agent may have signed a release pursuant to clause 17.1.

18.	PPSA RIGHTS

18.1	No consent or subordination: Nothing in this deed shall be construed as:

(a)	an agreement to subordinate the Lien created by this deed in favour of any person; or

(b)	a consent by the Collateral Agent to any other security interest attaching (as that term is used in the context of the PPSA) to, or any other security interest subsisting over, any Secured Property.

18.2
Verification statement: The Chargor waives the right to receive a copy of the verification statement confirming registration of a financing statement or financing change statement relating to the security interest created by this deed.

18.3	Contracting out of PPSA rights: The Chargor:

(a)	agrees that nothing in sections 114(1)(a), 133 and 134 of the PPSA shall apply to this deed, or the security interest created by this deed;

(b)	waives its right to receive notice of the Collateral Agent's proposal to retain any Secured Property under section 120(2) of the PPSA; and

(c)	waives its right to object to the Collateral Agent's proposal to retain any Secured Property under section 121 of the PPSA.

19.	INDEMNITY

19.1
To the extent set out in section 4.11 of the First Lien Intercreditor Agreement, the Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this deed, the exercise or purported exercise of any of the rights and powers conferred on them by this deed or otherwise relating to the Secured Property.

20.	MISCELLANEOUS

20.1
Partial invalidity: If at any time any provision of this deed or any other document relating to the Secured Liabilities is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, that illegality, invalidity or unenforceability shall not affect the enforceability of the provisions, or (as the case may be) the remaining provisions, of this deed, nor shall the legality, validity or enforceability of any of those provisions under the law of any other jurisdiction in any way be affected or impaired thereby.

20.2	Relationship with other laws:

(a)	The rights, powers and remedies of the Collateral Agent provided in this deed are in addition to, and not exclusive of, any rights, powers or remedies provided by law.

(b)	If any provision in this deed conflicts with the provisions of any law or any provisions implied by any law (after taking account of the implied rights negated by clauses 18.2 and 18.3), then:

(i)
if the provisions of or implied by that law may be varied or negatived, the provisions of this deed will take precedence and the provisions of or implied by that law will be deemed not to apply to this deed or to apply only as varied by the provisions of this deed; or

(ii)	if the provisions of or implied by that law may not be varied or negatived, then the provisions of this deed must be read subject to the provisions of or implied by that law.

20.3
No implied waivers: Time shall be of the essence in respect of performance by the Chargor of the Chargor's obligations under this deed, but no failure on the part of the Collateral Agent to exercise, and no delay on its part in exercising, any right, power or remedy under this deed shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20.4
Obligations independent: Each of the obligations of the Chargor under clauses 12.4 and 19.1 shall constitute a continuing obligation, separate and independent from the Chargor's other obligations under this deed and shall survive discharge of the Secured Liabilities and release of this deed.

20.5
Enforcement: It shall not be necessary for the Collateral Agent to incur any expense or make any payment before enforcing any of its rights in respect of any obligation of the Chargor referred to in clause 20.4.

20.6
No merger or marshalling: The right of each Secured Party to payment of any Secured Liabilities (including under any negotiable instrument or Loan Document) shall not merge in the Chargor's obligation to pay those Secured Liabilities under this deed. The Collateral Agent has no duty to marshall in favour of the Chargor or any other person.

20.7
Conflict of provisions: This deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

20.8
Consent: Subject to express wording to the contrary contained in this deed, the Collateral Agent may give or withhold any approval or consent in its absolute discretion, and either conditionally or unconditionally.

20.9	Delivery: For the purposes of section 9 of the PLA, and without limiting any other mode of delivery, this deed will be delivered by the Chargor immediately on the earlier of:

(a)	physical delivery of an original of this deed, executed by the Chargor, into the custody of the Collateral Agent or the Collateral Agent's solicitors; or

(b)
transmission by the Chargor or its solicitors (or any other person authorised in writing by the Chargor) of a facsimile, photocopied or scanned copy of an original of this deed, executed by the Chargor, to the Collateral Agent or the Collateral Agent's solicitors.

20.10
Authority: The Chargor acknowledges and agrees that the Collateral Agent’s actions under this deed are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

21.	GOVERNING LAW AND JURISDICTION

21.1	This deed shall be governed by, and construed in accordance with, the laws of New Zealand, and the parties hereby submit to the non-exclusive jurisdiction of the courts of New Zealand.

22.	COUNTERPARTS

22.1	This deed may be signed in any number of counterparts, all of which will together constitute one and the same instrument, and any of the parties may execute this deed by signing any such counterpart.

SIGNED AND DELIVERED AS A DEED

Executed on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A. by its duly appointed attorney / authorised signatory in the presence of:
/s/ Allen Philip Hugli
Signature of attorney / authorised signatory
Allen Philip Hugli
Name of attorney / authorised signatory
/s/ Linda Scott
Signature of witness
Secretary
Occupation
Devonport, Auckland
City/town of residence

WILMINGTON TRUST (LONDON) LIMITED by its authorised signatory:
/s/ Paul Barton
Signature of authorised signatory
Paul Barton Director
Name of authorised signatory

1000775672v2